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                                                                    Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT

To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements 33-58300 and 333-86935 of Unitrin, Inc., on Forms S-8 of our report dated June 13, 2003, relating to the statements of net assets available for plan benefits of the Unitrin, Inc. 401(k) Savings Plan (the "Plan") as of December 31, 2002 and 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, which report appears in this December 31, 2002 annual report on Form 11-K of the Plan.

/s/  Deloitte & Touche LLP

Chicago, Illinois
June 25, 2003